UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K
________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 3, 2013

RUBY TUESDAY, INC.
(Exact Name of Registrant as Specified in Charter)

Georgia	1-12454	63-0475239
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue
Maryville, Tennessee 37801
(Address of Principal Executive Offices)

(865) 379-5700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions  (See General Instructions A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On December 3, 2013, Ruby Tuesday, Inc. (the “Company”) entered into a four-year revolving credit agreement (the “Senior Credit Facility”) under which the Company may borrow up to $50.0 million with the option, subject to certain conditions, to increase the facility by up to $35.0 million.  The Senior Credit Facility, which was obtained to provide capital for general corporate purposes, replaced a previous five-year $200.0 million credit facility that was set to expire in December 2015.  The terms of the Senior Credit Facility provide for a $25.0 million sublimit for the issuance of standby letters of credit.

Under the Senior Credit Facility, interest rates charged on borrowings can vary depending on the interest rate option the Company chooses to utilize.  The Company’s options for the rate are a Base Rate or LIBOR, plus an applicable margin.  The Base Rate is defined as the highest of the issuing bank’s prime rate, the Federal Funds rate plus 0.50%, or the Adjusted LIBO rate (as defined in the in Senior Credit Facility) plus 1.0%.  The applicable margin for the LIBOR rate-based option is a percentage ranging from 2.50% to 3.50% and for the Base Rate option is a percentage ranging from 1.50% to 2.50%.

A commitment fee for the account of each lender at a rate ranging from 0.40% to 0.75% (depending on our Total Debt to EBITDAR ratio) on the daily amount of the unused revolving commitment of such lender is payable on the last day of each calendar quarter and on the termination date of the revolving credit facility.  On the first business day after the end of each calendar quarter until the termination date of the revolving credit facility, the Company is required to pay a letter of credit fee for the account of each lender with respect to such lender’s participation in each letter of credit.  The letter of credit fee accrues at the applicable margin for Eurodollar Loans then in effect on the average daily amount of such lender’s letter of credit exposure (excluding any portion attributable to unreimbursed letter of credit disbursements) attributable to such letter of credit during the period from and including the date of issuance of such letter of credit to but excluding the date on which such letter of credit expires or is drawn in full.  Besides the commitment fee and the letter of credit fee, the Company is also required to pay a fronting fee on the daily amount of the letter of credit exposure (excluding any portion attributable to unreimbursed letter of credit disbursements) on the tenth day after the end of each calendar quarter until the termination date of the revolving credit facility.  The Company must also pay standard fees with respect to issuance, amendment, renewal or extension of any letter of credit or processing of drawings thereunder.

As security for the Senior Credit Facility, the Company granted the lenders liens and security interests in (a) substantially all of the shares of capital stock of the Company and each of its present and future subsidiaries, (b) real property, improvements and fixtures of 47 Ruby Tuesday restaurants, and (c) substantially all of the personal property of the Company and each of its present and future subsidiaries.  The fair market value of the real property pledged as collateral totaled approximately $100 million as of December 3, 2013.

The Company is entitled to make voluntary prepayments of our borrowings under the revolving credit facility at any time and from time to time, in whole or in part, without premium or penalty.  Subject to certain exceptions, mandatory prepayments will be required upon occurrence of certain events, including the revolving credit exposure of all lenders exceeding the aggregate revolving commitment then in effect, sales of certain assets and any additional debt issuances.

The Senior Credit Facility contains a number of customary affirmative and negative covenants that, among other things, limit or restrict the Company’s ability to incur liens, engage in mergers or other fundamental changes, make acquisitions, investments, loans and advances, pay dividends or other distributions, sell or otherwise dispose of certain assets, engage in certain transactions with affiliates, enter into burdensome agreements or certain hedging agreements, amend organizational documents, change accounting practices, incur additional indebtedness and prepay other indebtedness.  In addition, under the Senior Credit Facility, the Company is required to comply with financial covenants relating to the maintenance of a maximum leverage ratio and a minimum fixed charge coverage ratio.  The terms of the Senior Credit Facility require the Company to maintain a maximum leverage ratio of no more than 4.50 to 1.0 and a minimum fixed charge coverage ratio of 1.50 to 1.0 for the quarter ended December 3, 2013.  For the remainder of fiscal 2014, the terms of the Senior Credit Facility require the Company to maintain a maximum leverage ratio of no more than 4.75 to 1.0 and 5.00 to 1.0 for the quarters ending March 4, 2014 and June 3, 2014, respectively, and a minimum fixed charge coverage ratio of 1.40 to 1.0 and 1.30 to 1.0 for the quarters ending March 4, 2014 and June 3, 2014, respectively.  The minimum required ratios fluctuate thereafter as provided in Article VII of the Senior Credit Facility.

The Senior Credit Facility terminates not later than December 3, 2017.  Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Senior Credit Facility and any ancillary loan documents.

The description above does not purport to be complete and is qualified in its entirety by the Senior Credit Facility, a copy of which is filed as an exhibit hereto and is incorporated by reference herein.

Mortgage Loan Modification Agreements

As of September 3, 2013, the Company and certain of its subsidiaries had approximately $55.2 million in mortgage loan obligations.  On December 3, 2013, in connection with our entry into the Senior Credit Facility, the Company and certain of its subsidiaries entered into loan modification agreements (the “Loan Modification Agreements”) with certain mortgage lenders to, among other things, provide waivers and consents under certain of our mortgage loan obligations to enter into the Senior Credit Facility.  The Loan Modification Agreements also, among other things, amend certain financial reporting requirements under the specified loans and modify and/or provide for certain financial covenants for the specified loans, including the minimum consolidated fixed charge coverage ratio and the minimum adjusted total debt to EBITDAR ratio.  In conjunction with one of the loan modification agreements, between January 1, 2014, and February 15, 2014, the Company will pay approximately $5.5 million to retire a specified portion of certain mortgage loan obligations.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01  Other Events.

As previously announced, the Company has engaged a leading enterprise improvement consulting firm to assist it with a comprehensive review of the Company’s cost structure.  The first step in this process has been the restructuring of corporate support services and reduction of operating expenses through workforce reduction.   The Company is continuing its focus on cost-savings initiatives aimed at lowering the cost of goods sold, restaurant operating costs and other general and administrative costs.  An update on the progress of these initiatives will be provided in the Company’s second quarter earnings release in early January.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1	Revolving Credit Agreement among Ruby Tuesday, Inc., certain of its subsidiaries, the lenders party thereto, and Bank of America, N.A., as administrative agent dated December 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc.
(Registrant)

By:	/s/ Michael O. Moore
Michael O. Moore
Executive Vice President and
Chief Financial Officer

Date: December 9, 2013